Exhibit 99.3

OMNIBUS INCENTIVE PLAN

ZENABIS GLOBAL INC.

OMNIBUS INCENTIVE PLAN

i

ii

ZENABIS GLOBAL INC.
OMNIBUS INCENTIVE PLAN

Zenabis Global Inc. (the “Company”) hereby establishes an omnibus incentive plan, to replace the Existing Option Plan in its entirety such that all Existing Options will be subject to this Plan, for certain qualified directors, executive officers, employees or Consultants of the Company or any of its Subsidiaries.

ARTICLE 1

INTERPRETATION

Section 1.1          Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“Account” means an account maintained for each Participant on the books of the Company which will be credited with Awards in accordance with the terms of this Plan;

“Affiliates” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions;

“Annual Base Compensation” means an annual compensation amount payable to Non-Employee Directors as established from time to time by the Board.

“Associate”, where used to indicate a relationship with a Participant, means (i) any domestic partner of that Participant and (ii) the spouse of that Participant and that Participant’s children, as well as that Participant’s relatives and that Participant’s spouse’s relatives, if they share that Participant’s residence;

“Award” means any of an Option, DSU, or RSU granted to a Participant pursuant to the terms of the Plan;

“Black-Out Period” means a period of time when pursuant to any policies of the Company (including the Company’s insider trading policy), any securities of the Company may not be traded by certain Persons designated by the Company;

“Board” has the meaning ascribed thereto in Section 2.2(1) hereof;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Vancouver, British Columbia for the transaction of banking business;

“Cash Equivalent” means the amount of money equal to the Market Value multiplied by the number of vested RSUs or DSUs, as applicable, in the Participant’s Account, net of any applicable taxes in accordance with Section 8.2, on the RSU Settlement Date or the Filing Date, as applicable;

“Cause” has the meaning ascribed thereto in Section 6.2(1) hereof;

“Change of Control” means, unless the Board determines otherwise, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(i)	any transaction (other than a transaction described in clause (iii) below) pursuant to which any Person or group of Persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Company representing 50% or more of the aggregate voting power of all of the Company’s then issued and outstanding securities entitled to vote in the election of directors of the Company, other than any such acquisition that occurs upon the exercise or settlement of options or other securities granted by the Company under any of the Company’s equity incentive plans;

(ii)	there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving or resulting entity in such arrangement, amalgamation merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)	the sale, lease, exchange, license or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Company or any of its Subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of the Company and its Subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned Subsidiary of the Company in the course of a reorganization of the assets of the Company and its wholly-owned Subsidiaries;

(iv)	the passing of a resolution by the Board or shareholders of the Company to substantially liquidate the assets of the Company or wind up the Company’s business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Company in circumstances where the business of the Company is continued and the shareholdings remain substantially the same following the re-arrangement);

(v)	individuals who, on the effective date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board; or

(vi)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

“Company” means Zenabis Global Inc., a corporation existing under the Business Corporations Act (British Columbia) as amended from time to time;

“Consultant” means a person, other than an employee, executive officer or director of the Company or a Subsidiary, that is engaged to provide ongoing services to the Company for a period of 12 months or more, and includes for an individual Consultant, a corporation of which the individual Consultant is an employee or shareholder, or a partnership of which the individual Consultant is an employee or partner;

“Consulting Agreement” means, with respect to any Participant, any written consulting agreement between the Company or a Subsidiary and such Participant;

“Dividend Equivalent” means a cash credit equivalent in value to a dividend paid on a Share credited to a Participant’s Account;

“DSU” or “Deferred Share Unit” means a right awarded to a Participant to receive a payment in the form of Shares, Cash Equivalent or a combination thereof upon Termination of Service, as provided in Article 5 and subject to the terms and conditions of this Plan;

“DSU Agreement” means a document evidencing the grant of DSUs and the terms and conditions thereof;

“DSU Settlement Amount” means the amount of Shares, Cash Equivalent, or combination thereof, calculated in accordance with Section 5.6, to be paid to settle a DSU Award after the Filing Date;

“Eligibility Date” the effective date on which a Participant becomes eligible to receive long-term disability benefits (provided that, for greater certainty, such effective date shall be confirmed in writing to the Company by the insurance company providing such long-term disability benefits);

“Eligible Participants” means any director, executive officer, employee or Consultant of the Company or any of its Subsidiaries, but for the purposes of Article 5, this definition shall be limited to directors of the Company or any of its Subsidiaries;

“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Company or a Subsidiary and such Participant;

“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Award, if applicable;

“Existing Option” means an option grant made under the Existing Option Plan;

“Existing Option Plan” means the Zenabis Global Inc. Stock Option Plan made effective as of January 8, 2019;

“Filing Date” has the meaning set out in Section 5.5(1) or Section 5.5(3), as applicable;

“Full Value Award” means a DSU or an RSU;

“Grant Agreement” means an agreement evidencing the grant to a Participant of an Award, including an Option Agreement, a DSU Agreement, an RSU Agreement, an Employment Agreement or a Consulting Agreement;

“Incentive Stock Option” or “ISO” means an Option that is described in Section 3.8;

“Insider” means a “reporting insider” as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and includes Associates and affiliates (as such term is defined in Part 1 of the TSX Company Manual) of such “reporting insider”;

“Market Value” means at any date when the market value of Shares is to be determined, (i) if the Shares are listed on the TSX, the closing price of the Shares on the TSX for the Trading Session on the day prior to the relevant time as it relates to an Award; (ii) if the Shares are not listed on the TSX, then as calculated in paragraph (i) by reference to the price on any other stock exchange on which the Shares are listed (if more than one, then using the exchange on which a majority of trading in the Shares occurs); or (iii) if the Shares are not listed on any stock exchange, the value as is determined solely by the Board, acting reasonably and in good faith and such determination shall be conclusive and binding on all Persons;

“New Option” has the meaning ascribed thereto in Section 6.2 hereof;

“Non-Employee Director” means a member of the Board of Directors or a director of any Subsidiary of the Company who is not otherwise an employee or executive officer of the Company or a Subsidiary;

“Option” means an option granted by the Company to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof, and includes an ISO;

“Option Agreement” means a document evidencing the grant of Options and the terms and conditions thereof;

“Option Price” has the meaning ascribed thereto in Section 3.2 hereof;

“Option Term” has the meaning ascribed thereto in Section 3.4 hereof;

“Outstanding Issue” means the number of Shares that are issued and outstanding, on a non-diluted basis;

“Participants” means Eligible Participants that are granted Awards under the Plan;

“Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award;

“Performance Period” means the period determined by the Board at the time any Award is granted or at any time thereafter during which any Performance Criteria and any other vesting conditions specified by the Board with respect to such Award are to be measured;

“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

“Plan” means this Zenabis Global Inc. Omnibus Incentive Plan, including any amendments or supplements hereto made after the effective date hereof;

“Restriction Period” means the period determined by the Board pursuant to Section 4.3 hereof;

“RSU” means a right awarded to a Participant to receive a payment in the form of Shares, Cash Equivalent or a combination thereof as provided in Article 4 hereof and subject to the terms and conditions of this Plan;

“RSU Agreement” means a document evidencing the grant of RSUs and the terms and conditions thereof;

“RSU Settlement Date” has the meaning determined in Section 4.5(1);

“RSU Vesting Determination Date” has the meaning ascribed thereto in Section 4.4 hereof;

“Shares” means the common shares in the share capital of the Company;

“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more full-time employees, directors, officers, Insiders, or Consultants of the Company or a Subsidiary including a share purchase from treasury by a full-time employee, director, officer, Insider, or Consultant which is financially assisted by the Company or a Subsidiary by way of a loan, guarantee or otherwise provided, however, that any such arrangements that do not involve the issuance from treasury or potential issuance from treasury of Shares of the Company are not “Share Compensation Arrangements” for the purposes of this Plan;

“Stock Exchange” means the [TSX] or, if the Shares are not listed or posted for trading on such stock exchange at a particular date, any other stock exchange on which the majority of the trading volume and value of the Shares are listed or posted for trading;

“Subsidiary” means a corporation, company or partnership that is controlled, directly or indirectly, by the Company;

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;

“Termination” means that a Participant has ceased to be an Eligible Participant, including for greater certainty, the earliest date on which both of the following conditions are met: (i) the Participant has ceased to be employed by, or otherwise have a service relationship with, the Company or any Subsidiary thereof for any reason whatsoever; and (ii) the Participant is not a member of the Board nor a director of the Company or any of its Subsidiaries;

“Termination Date” means (i) in the event of a Participant’s resignation, the date on which such Participant ceases to be a director, executive officer, employee or Consultant of the Company or one of its Subsidiaries and (ii) in the event of the termination of the Participant’s employment, or position as director, executive or officer of the Company or a Subsidiary, or Consultant, the effective date of the termination as specified in the notice of termination provided to the Participant by the Company or the Subsidiary, as the case may be, and, for greater certainty, any period of contractual or common law reasonable notice after the effective date in the written notice of termination shall not be included in determining the Termination Date;

“Termination of Service” means that a Participant has ceased to be an Eligible Participant, including for greater certainty, the earliest date on which both of the following conditions are met: (i) the Participant has ceased to be employed by the Company or any Subsidiary thereof for any reason whatsoever; and (ii) the Participant is not a member of the Board nor a director of the Company or any of its Subsidiaries;

“Trading Session” means a trading session on a day which the applicable Stock Exchange is open for trading;

“TSX” means the Toronto Stock Exchange;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Participant” means any Participant who, at any time during the period from the date an Award is granted to the date such award is exercised, redeemed, or otherwise paid to the Participant, is subject to income taxation in the United States on the income received for services provided to the Company or a Subsidiary and who is not otherwise exempt from United States income taxation under the relevant provisions of the U.S. Tax Code or the Canada-U.S. Income Tax Convention, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended; and

“Vested Awards” has the meaning ascribed thereto in Section 6.2(6) hereof.

Section 1.2          Interpretation.

(1)	Whenever the Board is to exercise discretion or authority in the administration of the terms and conditions of this Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board.

(2)	The provision of a table of contents, the division of this Plan into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the interpretation of this Plan.

(3)	In this Plan, words importing the singular shall include the plural, and vice versa and words importing any gender include any other gender.

(4)	The words “including”, “includes” and “include” and any derivatives of such words mean “including (or includes or include) without limitation”. As used herein, the expressions “Article”, “Section” and other subdivision followed by a number, mean and refer to the specified Article, Section or other subdivision of this Plan, respectively.

(5)	Unless otherwise specified in the Participant’s Grant Agreement, all references to money amounts are to Canadian currency.

(6)	For purposes of this Plan, the legal representatives of a Participant shall only include the administrator, the executor or the liquidator of the Participant’s estate or will.

(7)	If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Plan, then the first day of the period is not counted, but the day of its expiry is counted.

ARTICLE 2

PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

Section 2.1          Purpose of the Plan.

The purpose of the Plan is to permit the Company to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the following purposes:

(a)	to increase the interest in the Company’s welfare of those Eligible Participants, who share responsibility for the management, growth and protection of the business of the Company or a Subsidiary;

(b)	to provide an incentive to such Eligible Participants to continue their services for the Company or a Subsidiary and to encourage such Eligible Participants whose skills, performance and loyalty to the objectives and interests of the Company or a Subsidiary are necessary or essential to its success, image, reputation or activities;

(c)	to reward Participants for their performance of services while working for the Company or a Subsidiary; and

(d)	to provide a means through which the Company or a Subsidiary may attract and retain able Persons to enter its employment or service.

Section 2.2          Implementation and Administration of the Plan.

(1)	The Plan shall be administered and interpreted by the board of directors of the Company (the “Board”) or, if the Board by resolution so decides, by a committee or plan administrator appointed by the Board. If such committee or plan administrator is appointed for this purpose, all references to the “Board” herein will be deemed references to such committee or plan administrator. Nothing contained herein shall prevent the Board from adopting other or additional Share Compensation Arrangements or other compensation arrangements, subject to any required approval.

(2)	Subject to Article 7 and any applicable rules of a Stock Exchange, the Board may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations or vary the terms of this Plan and/or any Award hereunder for carrying out the provisions and purposes of the Plan and/or to address tax or other requirements of any applicable jurisdiction.

(3)	Subject to the provisions of this Plan, the Board is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration and operations of the Plan as it may deem necessary or advisable. The Board may delegate to officers or managers of the Company, or committees thereof, the authority, subject to such terms as the Board shall determine, to perform such functions, in whole or in part. Any such delegation by the Board may be revoked at any time at the Board’s sole discretion. The interpretation, administration, construction and application of the Plan and any provisions hereof made by the Board, or by any officer, manager, committee or any other Person to which the Board delegated authority to perform such functions, shall be final and binding on the Company, its Subsidiaries and all Eligible Participants.

(4)	No member of the Board or any Person acting pursuant to authority delegated by the Board hereunder shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder. Members of the Board or and any person acting at the direction or on behalf of the Board, shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

(5)	The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issuance of any Shares or any other securities in the capital of the Company. For greater clarity, the Company shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, repurchasing Shares or varying or amending its share capital or corporate structure.

Section 2.3          Participation in this Plan.

(1)	The Company makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting any Participant resulting from the grant of an Award, the exercise of an Option or transactions in the Shares or otherwise in respect of participation under the Plan. Neither the Company, nor any of its directors, officers, employees, shareholders or agents shall be liable for anything done or omitted to be done by such Person or any other Person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares hereunder, or in any other manner related to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Awards will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Company and its Subsidiaries do not assume and shall not have responsibility for the income or other tax consequences resulting to any Participant and each Participant is advised to consult with his or her own tax advisors.

(2)	Participants (and their legal representatives) shall have no legal or equitable right, claim, or interest in any specific property or asset of the Company or any of its Subsidiaries. No asset of the Company or any of its Subsidiaries shall be held in any way as collateral security for the fulfillment of the obligations of the Company or any of its Subsidiaries under this Plan. Unless otherwise determined by the Board, this Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Company.

(3)	Unless otherwise determined by the Board, the Company shall not offer financial assistance to any Participant in regards to the exercise of any Award granted under this Plan.

(4)	The Board may also require that any Eligible Participant in the Plan provide certain representations, warranties and certifications to the Company to satisfy the requirements of applicable laws, including, without limitation, exemptions from the registration requirements of the U.S. Securities Act, and applicable U.S. state securities laws.

Section 2.4          Shares Subject to the Plan.

(1)	Subject to adjustment pursuant to Article 7 hereof, the securities that may be acquired by Participants under this Plan shall consist of authorized but unissued Shares.

(2)	The maximum number of Shares issuable at any time pursuant to outstanding Awards under this Plan shall be equal to 10% of the Outstanding Issue.

(3)	No Award that can be settled in Shares issued from treasury may be granted if such grant would have the effect of causing the total number of Shares subject to such Award to exceed the above-noted total numbers of Shares reserved for issuance pursuant to the settlement of Awards.

(4)	The Plan is an “evergreen” plan, as Shares of the Company covered by Awards which have been exercised or settled, as applicable, will be available for subsequent grant under the Plan and the number of Awards that may be granted under the Omnibus Plan increases if the total number of issued and Shares of the Company increases. For greater certainty, if an outstanding Award (or portion thereof) expires or is forfeited, surrendered, cancelled or otherwise terminated or lapses for any reason without having been exercised or settled in full the Shares covered by such Award, if any, will again be available for issuance under the Plan. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

(5)	The maximum number of Shares that may be issued pursuant to Options intended as ISOs shall be limited to 10% of the Outstanding Issue, measured as of the date this Plan is submitted to shareholders for approval, as the same may be adjusted pursuant to Section 7.1.

Section 2.5          Limits with Respect to other Share Compensation Arrangements, Insiders, Individual Limits, and Annual Grant Limits.

(1)	The maximum number of Shares issuable pursuant to this Plan and any other Share Compensation Arrangement shall not exceed 10% of the Outstanding Issue from time to time.

(2)	The maximum number of Shares issuable to Eligible Participants who are Insiders, at any time, under this Plan and any other Share Compensation Arrangement, shall not exceed ten percent (10%) of the Outstanding Issue from time to time.

(3)	The maximum number of Shares issued to Eligible Participants who are Insiders, within any one year period, under this Plan and any other Share Compensation Arrangement, shall not exceed ten percent (10%) of the Outstanding Issue from time to time.

(4)	Any Award granted pursuant to the Plan, or securities issued under any Share Compensation Arrangement, prior to a Participant becoming an Insider, shall be excluded from the purposes of the limits set out in Section 2.5(1) and Section 2.5(3).

Section 2.6          Granting of Awards.

Any Award granted under the Plan shall be subject to the requirement that, if at any time the Company shall determine that the listing, registration or qualification of the Shares subject to such Award, if applicable, upon any stock exchange or under any law or regulation of any jurisdiction, or the consent or approval of any stock exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant of such Awards or exercise of any Option or the issuance or purchase of Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval.

Section 2.7          Limits with Respect to Non-Employee Directors.

(1)         The Board may make Awards to Non-Employee Directors under the Plan provided that:

(a)	the maximum number of Shares which may be reserved for issuance to Non-Employee Directors under the Plan and any other proposed or established Share Compensation Arrangement, shall not exceed one percent (1%) of the Outstanding Issue; and

(b)	the annual grant of Awards under this Plan to any one Non-Employee Director shall not exceed $150,000 in value (based on a Black-Scholes calculation or such other similar and acceptable methodology, applied consistently and appropriately as determined by the Board), of which no more than $100,000 may comprise Options.

ARTICLE 3
OPTIONS

Section 3.1          Nature of Options.

An Option is an option granted by the Company to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

Section 3.2          Option Awards.

Subject to the provisions set forth in this Plan and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including Performance Criteria, if applicable) and the Option Term, the whole subject to the terms and conditions prescribed in this Plan or in any Option Agreement, and any applicable rules of a Stock Exchange.

Section 3.3          Option Price.

The Option Price for Shares that are the subject of any Option shall be determined and approved by the Board when such Option is granted, but shall not be less than the Market Value of such Shares at the time of the grant.

Section 3.4          Option Term.

(1)	The Board shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, which shall not be more than ten (10) years from the date the Option is granted (“Option Term”).

(2)	Should the expiration date for an Option fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such Option for all purposes under the Plan.

Section 3.5          Exercise of Options.

Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular Option, may determine in its sole discretion. For greater certainty, any exercise of Options by a Participant shall be made in accordance with the Company’s insider trading policy.

Section 3.6          Method of Exercise and Payment of Purchase Price.

(1)	Subject to the provisions of the Plan, an Option granted under the Plan shall be exercisable (from time to time as provided in Section 3.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Company at its registered office to the attention of the Corporate Secretary of the Company (or the individual that the Corporate Secretary of the Company may from time to time designate) or give notice in such other manner as the Company may from time to time designate, which notice shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by full payment, by cash, certified cheque, bank draft or any other form of payment deemed acceptable by the Board of the purchase price for the number of Shares specified therein and, if required by Section 8.2, the amount necessary to satisfy any taxes.

(2)	Upon the exercise, the Company shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares either to:

(a)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice; or

(b)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Company to be maintained by the transfer agent and registrar of the Shares.

(3)	The Board may, in its discretion and at any time, determine to grant a Participant the alternative, when entitled to exercise an Option, to deal with such Option on a “cashless exercise” basis, on such terms as the Board may determine in its discretion (the “Cashless Exercise Right”). Without limitation, the Board may determine in its discretion that such Cashless Exercise Right, if any, grant a Participant the right to terminate such Option in whole or in part by notice in writing to the Company and in lieu of receiving Shares pursuant to the exercise of the Option, receive, without payment of any cash other than pursuant to Section 8.2 that number of Shares, disregarding fractions, which when multiplied by the Market Value on the day immediately prior to the exercise of the Cashless Exercise Right, have a total value equal to the product of that number of Shares subject to the Option multiplied by the difference between the Market Value on the day immediately prior to the exercise of the Cashless Exercise Right and the Option Price.

Section 3.7          Option Agreements.

Options shall be evidenced by an Option Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The Option Agreement may contain any such terms that the Company considers necessary in order that the Option will comply with applicable laws or the rules of any regulatory body having jurisdiction over the Company.

Section 3.8          Incentive Stock Options.

(1)	ISOs are available only for Participants who are employees of the Company, or a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424(e) and (f) of the U.S. Tax Code), on the date the Option is granted. In addition, a Participant who holds an ISO must continue as an employee, except that upon termination of employment the Option will continue to be treated as an ISO for three months, after which the Option will no longer qualify as an ISO, except as provided in this Section 3.8(1). A Participant’s employment will be deemed to continue during period of sick leave, military leave or other bona fide leave of absence, provided the leave of absence does not exceed three (3) months, or the Participant’s return employment is guaranteed by statute or contract. If a termination of employment is due to permanent disability, an Option may continue its ISO status for one year, and if the termination is due to death, the ISO status may continue for the balance of the Option’s term. Nothing in this Section 3.8(1) will be deemed to extend the original expiry date of an Option.

(2)	A Participant who owns, or is deemed to own, pursuant to Section 424(e) of the U.S. Tax Code, Shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company may not be granted an Option that is an ISO unless the Option Price is at least one hundred ten percent (110%) of the Market Value of the Shares, as of the date of the grant, and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(3)	To the extent the aggregate Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any affiliates) exceeds One Hundred Thousand United States Dollars (US$100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Options other than ISOs, notwithstanding any contrary provision in the applicable Option Agreement.

ARTICLE 4

RESTRICTED SHARE UNITS

Section 4.1          Nature of RSUs.

A Restricted Share Unit is an Award in the nature of a bonus for services rendered that, upon settlement, entitles the recipient Participant to acquire Shares as determined by the Board or, subject to Section 4.2(3), to receive the Cash Equivalent or a combination thereof, as the case may be, pursuant and subject to such restrictions and conditions as the Board may determine at the time of grant, unless such RSU expires prior to being settled. Vesting conditions may, without limitation, be based on continuing employment (or other service relationship) and/or achievement of Performance Criteria. Unless otherwise determined by the Board in its discretion, the Award of an RSU, other than a Long Term RSU, is considered a bonus for services rendered in the calendar year in which the Award is made.

Section 4.2          RSU Awards.

(1)	The Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs under the Plan, (ii) fix the number of RSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs shall be granted, (iii) determine the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and the Restriction Period of such RSUs, (provided, however, that no such Restriction Period shall exceed the 3 years referenced in Section 4.3) and (iv) any other terms and conditions applicable to the granted RSUs, which need not be identical and which, without limitation, may include non-competition provisions, subject to the terms and conditions prescribed in this Plan and in any RSU Agreement.

(2)	Subject to the vesting and other conditions and provisions in this Plan and in the RSU Agreement, each vested RSU awarded to a Participant shall entitle the Participant to receive one Share, the Cash Equivalent or a combination thereof upon confirmation by the Board that the vesting conditions (including the Performance Criteria, if any) have been met and, subject to Section 4.2(3), no later than the last day of the Restriction Period. For greater certainty, RSUs that are subject to Performance Criteria may become vested RSUs based on multiplier, which may be greater or lesser than 100%, subject to such percentage being no greater than 200%.

(3)	Any RSU Award which is subject to vesting criteria that have a Performance Period that exceeds the maximum length of the Restriction Period identified in Section 4.3 (“Long Term RSUs”) shall only be settled through the issuance of Shares from treasury of the Company. The Board shall determine, at the time of granting the particular Long Term RSU, the period during which the Long Term RSU can, subject to satisfying the vesting criteria, be settled, which period shall not be more than ten (10) years from the date the Long Term RSU is granted (the “Long Term RSU Period”).

Section 4.3          Restriction Period.

The applicable restriction period in respect of a particular RSU shall be determined by the Board but in all cases shall end no later than December 31 of the calendar year which is three (3) years after the calendar year in which the performance of services for which such RSU is granted, occurred (“Restriction Period”). All unvested RSUs shall be cancelled on the RSU Vesting Determination Date (as such term is defined in Section 4.4) and, in any event: (i) all unvested RSUs other than Long Term RSUs shall be cancelled no later than the last day of the Restriction Period; and (ii) all unvested Long Term RSUs shall be cancelled no later than the last day of the Long Term RSU Period.

Section 4.4          RSU Vesting Determination Date.

The vesting determination date means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to an RSU have been met (the “RSU Vesting Determination Date”), and as a result, establishes the number of RSUs that become vested, if any. For greater certainty, the RSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than; (i) for RSUs other than Long Term RSUs, December 15 of the calendar year which is three (3) years after the calendar year in which the performance of services for which such RSU is granted, occurred; and (ii) for Long Term RSUs, 15 days prior to the expiry of the Long Term RSU Period. Notwithstanding the foregoing, for any U.S. Participant, the RSU Vesting Determination Date shall occur no later than March 15 of the calendar year following the end of the Performance Period.

Section 4.5          Settlement of RSUs.

(1)	Except as otherwise provided in the RSU Agreement, all of the vested RSUs covered by a particular grant shall be settled as soon as practicable and in any event within ten (10) Business Days following their RSU Vesting Determination Date and, subject to Section 4.2(3), no later than the end of the Restriction Period (the “RSU Settlement Date”).

(2)	Settlement of RSUs shall take place promptly following the RSU Settlement Date, and for RSUs other than Long Term RSUs, no later than the end of the Restriction Period, and subject to Section 4.2(3) shall take the form determined by the Board, in its sole discretion. Settlement of RSUs shall be subject to Section 8.2 and shall, subject to Section 4.2(3), take place through:

(a)	in the case of settlement of RSUs for their Cash Equivalent, delivery of a cheque to the Participant representing the Cash Equivalent;

(b)	in the case of settlement of RSUs for Shares:

(i)	delivery to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) of a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(ii)	in the case of Shares issued in uncertificated form, issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Company to be maintained by the transfer agent and registrar of the Shares; or

(c)	in the case of settlement of the RSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

(3)	Notwithstanding the foregoing, for any U.S. Participant, the RSU Settlement Date and delivery of Shares or Cash Equivalent, if any, shall each occur no later than March 15 of the calendar year following the end of the Performance Period.

Section 4.6          Determination of Amounts.

(1)	For purposes of determining the Cash Equivalent of RSUs to be made pursuant to Section 4.5, such calculation will be made on the RSU Settlement Date based on the Market Value on the RSU Settlement Date multiplied by the number of vested RSUs in the Participant’s Account to settle in cash.

(2)	For the purposes of determining the number of Shares to be issued or delivered to a Participant upon settlement of RSUs pursuant to Section 4.5, such calculation will be made on the RSU Settlement Date based on the whole number of Shares equal to the whole number of vested RSUs then recorded in the Participant’s Account to settle in Shares.

Section 4.7          RSU Agreements.

RSUs shall be evidenced by an RSU Agreement in such form not inconsistent with the Plan as the Board may from time to time determine. The RSU Agreement may contain any such terms that the Company considers necessary in order that the RSU will comply with applicable laws or the rules of any regulatory body having jurisdiction over the Company.

Section 4.8          Award of Dividend Equivalents.

Dividend Equivalents may, as determined by the Board in its sole discretion, be awarded in respect of unvested RSUs in a Participant’s Account on the same basis as cash dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date. Dividend Equivalents, if any, will be credited to the Participant’s Account in additional RSUs, the number of which shall be equal to a fraction where the numerator is the product of (i) the number of RSUs in such Participant’s Account on the date that dividends are paid multiplied by (ii) the dividend paid per Share and the denominator of which is the Market Value of one Share calculated on the date that dividends are paid. Any additional RSUs credited to a Participant’s Account as a Dividend Equivalent pursuant to this Section 4.8 shall have an RSU Vesting Determination Date which is the same as the RSU vesting Determination Date for the RSUs in respect of which such additional RSUs are credited.

In the event that the Participant’s applicable RSUs do not vest, all Dividend Equivalents, if any, associated with such RSUs will be forfeited by the Participant and returned to the Company’s account.

ARTICLE 5

DEFERRED SHARE UNITS

Section 5.1          Nature of DSUs.

A Deferred Share Unit is an Award attributable to a Participant’s duties as a Non-Employee Director and that, upon settlement, entitles the recipient Participant to receive such number of Shares as determined by the Board, or to receive the Cash Equivalent or a combination thereof, as the case may be, and is payable after Termination of Service of the Participant.

Section 5.2          DSU Awards.

The Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive DSU Awards under the Plan, and (ii) fix the number of DSU Awards to be granted to each Eligible Participant and the date or dates on which such DSU Awards shall be granted, subject to the terms and conditions prescribed in this Plan and in any DSU Agreement. Each DSU awarded shall entitle the Participant to one Share, or the Cash Equivalent, or a combination thereof.

Section 5.3          Payment of Annual Base Compensation.

(1)	Each Participant may elect to receive in DSUs any portion or all of his or her Annual Base Compensation by completing and delivering a written election to the Company on or before November 15th of the calendar year ending immediately before the calendar year with respect to which the election is made. Such election will be effective with respect to compensation payable for fiscal quarters beginning during the calendar year following the date of such election. In addition, a Participant may elect on or before June 30, 2019 to receive up to 50% of his or her Annual Base Compensation for the remaining fiscal quarters in 2019 in DSUs. Elections hereunder shall be irrevocable with respect to compensation earned during the period to which such election relates.

(2)	Further, where an individual becomes a Participant for the first time during a fiscal year and, for individuals that are U.S. Participants, such individual has not previously participated in a plan that is required to be aggregated with this Plan for purposes of Section 409A of the U.S. Tax Code, such individual may elect to defer Annual Base Compensation with respect to fiscal quarters of the Company commencing after the Company receives such individual’s written election, which election must be received by the Company no later than thirty (30) days after the later of the Plan’s adoption or such individual’s appointment as a Participant. For greater certainty, new Participants will not be entitled to receive DSUs for any Annual Base Compensation earned pursuant to an election for the quarter in which they submit their first election to the Company or any previous quarter.

(3)	All DSUs granted with respect to Annual Base Compensation will be credited to the Participant’s Account when such Annual Base Compensation is payable (the “Grant Date”).

(4)	The Participant’s Account will be credited with the number of DSUs calculated to the nearest thousandths of a DSU, determined by dividing the dollar amount of compensation payable in DSUs on the Grant Date by the Market Value of the Shares. Fractional Deferred Share Units will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

Section 5.4          Additional Deferred Share Units.

In addition to DSUs granted pursuant to Section 5.3, the Board may award such number of DSUs to a Participant as the Board deems advisable to provide the Participant with appropriate equity-based compensation for the services he or she renders to the Company. The Board shall determine the date on which such DSUs may be granted and the date as of which such DSUs shall be credited to a Participant’s Account. An award of DSUs pursuant to this Section 5.4 shall be subject to a DSU Agreement evidencing the Award and the terms applicable thereto.

Section 5.5          Settlement of DSUs.

(1)	A Participant may receive their Shares, or Cash Equivalent, or a combination thereof, to which such Participant are entitled upon Termination of Service, by filing a redemption notice on or before December 15 of the first calendar year commencing after the date of the Participant’s Termination of Service. Notwithstanding the foregoing, if any Participant does not file such notice on or before that December 15 and in all cases for each U.S. Participant, the Participant will be deemed to have filed the redemption notice on December 15 (the date of the filing or deemed filing of the redemption notice, the “Filing Date”).

(2)	The Company will make payment of the DSU Settlement Amount as soon as reasonably possible following the Filing Date and in any event no later than the end of the first calendar year commencing after the Participant’s Termination of Service.

(3)	In the event of the death of a Participant, the Company will, subject to Section 8.2, make payment of the DSU Settlement Amount within two months of the Participant’s death to or for the benefit of the legal representative of the deceased Participant. For the purposes of the calculation of the Settlement Amount, the Filing Date shall be the date of the Participant’s death.

(4)	Subject to the terms of the DSU Award Agreement, including the satisfaction or, at the discretion of the Board, waiver of any vesting conditions, settlement of DSUs shall take place promptly following the Filing Date, and take the form as determined by the Board, in its sole discretion. Settlement of DSUs shall be subject to Section 8.2 and shall take place through:

(a)	in the case of settlement of DSUs for their Cash Equivalent, delivery of a cheque to the Participant representing the Cash Equivalent;

(b)	in the case of settlement of DSUs for Shares:

(i)	delivery to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) of a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(ii)	in the case of Shares issued in uncertificated form, issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Company to be maintained by the transfer agent and registrar of the Shares; or

(c)	in the case of settlement of the DSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

Section 5.6          Determination of DSU Settlement Amount.

(1)	For purposes of determining the Cash Equivalent of DSUs to be made pursuant to Section 5.5 such calculation will be made on the Filing Date based on the Market Value on the Filing Date multiplied by the number of vested DSUs in the Participant’s Account to settle in cash.

(2)	For the purposes of determining the number of Shares to be issued or delivered to a Participant upon settlement of DSUs pursuant to Section 5.5, such calculation will be made on the Filing Date based on the whole number of Shares equal to the whole number of vested DSUs then recorded in the Participant’s Account to settle in Shares.

Section 5.7          DSU Agreements.

DSUs shall be evidenced by a DSU Agreement in such form not inconsistent with the Plan as the Board may from time to time determine. The DSU Agreement may contain any such terms that the Company considers necessary in order that the DSU will comply with applicable laws or the rules of any regulatory body having jurisdiction over the Company.

Section 5.8          Award of Dividend Equivalents.

Dividend Equivalents may, as determined by the Board in its sole discretion, be awarded in respect of DSUs in a Participant’s Account on the same basis as cash dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date. Dividend Equivalents, if any, will be credited to the Participant’s Account in additional DSUs, the number of which shall be equal to a fraction where the numerator is the product of (i) the number of DSUs in such Participant’s Account on the date that dividends are paid multiplied by (ii) the dividend paid per Share and the denominator of which is the Market Value of one Share calculated on the date that dividends are paid. Any additional DSUs credited to a Participant’s Account as a Dividend Equivalent pursuant to this Section 5.8 shall be subject to the same terms and conditions as the underlying DSU Award.

ARTICLE 6

GENERAL CONDITIONS

Section 6.1          General Conditions Applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(1)	Vesting Period. Each Award granted hereunder shall vest in accordance with the terms of the Grant Agreement entered into in respect of such Award. The Board has the right to accelerate the date upon which any Award becomes exercisable notwithstanding the vesting schedule set forth for such Award, regardless of any adverse or potentially adverse tax consequence resulting from such acceleration.

(2)	Employment. Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee by the Company or a Subsidiary to the Participant of employment or another service relationship with the Company or a Subsidiary. The granting of an Award to a Participant shall not impose upon the Company or a Subsidiary any obligation to retain the Participant in its employ or service in any capacity. Nothing contained in this Plan or in any Award granted under this Plan shall interfere in any way with the rights of the Company or any of its Affiliates in connection with the employment, retention or termination of any such Participant. The loss of existing or potential profit in Shares underlying Awards granted under this Plan shall not constitute an element of damages in the event of termination of a Participant’s employment or service in any office or otherwise.

(3)	Grant of Awards. Eligibility to participate in this Plan does not confer upon any Eligible Participant any right to be granted Awards pursuant to this Plan. Granting Awards to any Eligible Participant does not confer upon any Eligible Participant the right to receive nor preclude such Eligible Participant from receiving any additional Awards at any time. The extent to which any Eligible Participant is entitled to be granted Awards pursuant to this Plan will be determined in the sole discretion of the Board. Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Company or any Subsidiary.

(4)	Rights as a Shareholder. Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards by reason of the grant of such Award until such Award has been duly exercised, as applicable, and settled and Shares have been issued in respect thereof. Subject to Section 4.8 and Section 5.8, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such Shares have been issued.

(5)	Conformity to Plan. In the event that an Award is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(6)	Non-Transferrable Awards. Except as specifically provided in a Grant Agreement approved by the Board, each Award granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Award granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

(7)	Participant’s Entitlement. Except as otherwise provided in this Plan or unless the Board permits otherwise, upon any Subsidiary of the Company ceasing to be a Subsidiary of the Company, Awards previously granted under this Plan that, at the time of such change, are held by a Person who is a director, executive officer, employee or Consultant of such Subsidiary of the Company and not of the Company itself, whether or not then exercisable, shall automatically terminate on the date of such change.

Section 6.2          General Conditions Applicable to Options.

Each Option shall be subject to the following conditions:

(1)	Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for Cause, any vested or unvested Option granted to such Participant shall terminate automatically and become void immediately. For the purposes of the Plan, the determination by the Company that the Participant was discharged for Cause shall be binding on the Participant. “Cause” shall include, among other things, gross misconduct, theft, fraud, breach of confidentiality or breach of the Company’s codes of conduct and any other reason determined by the Company to be cause for termination.

(2)	Termination not for Cause. Upon a Participant ceasing to be an Eligible Participant as a result of his or her employment or service relationship with the Company or a Subsidiary being terminated without Cause, (i) any unvested Option granted to such Participant shall terminate and become void immediately and (ii) any vested Option granted to such Participant may be exercised by such Participant. Unless otherwise determined by the Board, in its sole discretion, such Option shall only be exercisable within the earlier of ninety (90) days after the Termination Date, or the expiry date of the Award set forth in the Grant Agreement, after which the Option will expire.

(3)	Resignation. Upon a Participant ceasing to be an Eligible Participant as a result of his or her resignation from the Company or a Subsidiary:

(a)	(i) each unvested New Option (as defined below) granted to such Participant shall terminate and become void immediately upon resignation, and (ii) each vested New Option granted to such Participant will cease to be exercisable on the earlier of thirty (30) days following the Termination Date and the expiry date of the vested New Option set forth in the Grant Agreement, after which the vested New Option will expire; and

(b)	(i) each unvested Existing Option granted to such Participant shall terminate and become void immediately upon resignation, and (ii) each vested Existing Option granted to such Participant will cease to be exercisable on the earlier of ninety (90) days following the Termination Date and the expiry date of the vested Existing Option set forth in the Grant Agreement, after which the vested Existing Option will expire.

(4)	Retirement. Upon a Participant ceasing to be an Eligible Participant by reason of retirement:

(a)	(i) each unvested New Option granted to such Participant shall terminate and become void immediately, and (ii) each vested New Option granted to such Participant will cease to be exercisable on the earlier of the ninety (90) days from the date of retirement of the Participant and the expiry date of the Award set forth in the Grant Agreement, after which the New Option will expire; and

(b)	(i) each unvested Existing Option granted to such Participant will continue to vest for a period of twelve (12) months following the date of retirement of the Participant and (ii) any vested Existing Option granted to such Participant will continue to be exercisable for a period of up to twelve (12) months following the date of retirement of the Participant, after which each vested Existing Option will expire and all unvested Existing Options will terminate and become void.

(5)	Permanent Disability. Upon a Participant ceasing to be an Eligible Participant by reason of permanent disability:

(a)	(i) each unvested New Option granted to such Participant shall terminate and become void immediately, and (ii) each vested New Option granted to such Participant will cease to be exercisable on the earlier of the ninety (90) days from date on which the Participant ceases his or her employment or service relationship with the Company or any Subsidiary by reason of permanent disability, and the expiry date of the Award set forth in the Grant Agreement, after which the New Option will expire; and

(b)	(i) each unvested Existing Option granted to such Participant will continue to vest in accordance with the terms of the Grant Agreement, and (ii) each vested Existing Option granted to such Participant will remain exercisable until the original expiry date of the Existing Options set forth in the Grant Agreement.

(6)       Death. Upon a Participant ceasing to be an Eligible Participant by reason of death:

(a)	each vested New Option granted to such Participant may be exercised by the liquidator, executor or administrator, as the case may be, of the estate of the Participant for that number of Shares only which such Participant was entitled to acquire under the respective New Options (the “Vested Awards”) on the date of such Participant’s death. Such Vested Awards shall only be exercisable within twelve (12) months after the Participant’s death or prior to the expiration of the original term of the New Options whichever occurs earlier; and

(b)	each unvested Existing Option held by such Participant will vest immediately and the liquidator, executor or administrator, as the case may be, of the estate of the Participant may exercise the Participant’s Existing Options for the period ending on the earlier of (i) the original expiry date of the Existing Options, and (ii) the date that is twelve (12) months following the date of the Participant’s death.

For the purposes of this Section 6.2, “New Option” means an Option granted on or after the effective date of the Plan.

Section 6.3          General Conditions Applicable to RSUs.

Each RSU shall be subject to the following conditions:

(1)	Termination for Cause and Resignation. Upon a Participant ceasing to be an Eligible Participant for Cause or as a result of his or her resignation from the Company or a Subsidiary, the Participant’s participation in the Plan shall be terminated immediately, all RSUs credited to such Participant’s Account that have not vested shall be forfeited and cancelled, and the Participant’s rights to Shares or Cash Equivalent or a combination thereof that relate to such Participant’s unvested RSUs shall be forfeited and cancelled on the Termination Date.

(2)	Death or Termination. Except as otherwise determined by the Board from time to time, at its sole discretion, upon a Participant ceasing to be an Eligible Participant as a result of (i) death, (ii) retirement, (iii) Termination for reasons other than for Cause, (iv) his or her employment or service relationship with the Company or a Subsidiary being terminated by reason of injury or disability or (v) becoming eligible to receive long-term disability benefits, all unvested RSUs in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain outstanding and in effect until the applicable RSU Vesting Determination Date, and

(a)	If, on the RSU Vesting Determination Date, the Board determines that the vesting conditions were not met for such RSUs, then all unvested RSUs credited to such Participant’s Account shall be forfeited and cancelled and the Participant’s rights to Shares or Cash Equivalent or a combination thereof that relate to such unvested RSUs shall be forfeited and cancelled; and

(b)	If, on the RSU Vesting Determination Date, the Board determines that the vesting conditions were met for such RSUs, the Participant shall be entitled to receive pursuant to Section 4.5 that number of Shares or Cash Equivalent or a combination thereof equal to the number of RSUs outstanding in the Participant’s Account in respect of such Restriction Period multiplied by a fraction, the numerator of which shall be the number of completed months of service of the Participant with the Company or a Subsidiary during the applicable Restriction Period as of the date of the Participant’s death, retirement, termination or Eligibility Date and the denominator of which shall be equal to the total number of months included in the applicable Restriction Period (which calculation shall be made on the applicable RSU Vesting Determination Date) and the Company shall distribute such number of Shares or Cash Equivalent or a combination thereof to the Participant or the liquidator, executor or administrator, as the case may be, of the estate of the Participant, as soon as practicable thereafter, but no later than the end of the Restriction Period, the Company shall debit the corresponding number of RSUs from the Account of such Participant’s or such deceased Participants’, as the case may be, and the Participant’s rights to all other Shares or Cash Equivalent or a combination thereof that relate to such Participant’s RSUs shall be forfeited and cancelled.

(3)	General. For greater certainty, where a Participant’s employment or service relationship with the Company or a Subsidiary is terminated pursuant to Section 6.3(1) or Section 6.3(2) hereof following the satisfaction of all vesting conditions in respect of particular RSUs but before receipt of the corresponding distribution or payment in respect of such RSUs, the Participant shall remain entitled to such distribution or payment.

ARTICLE 7

ADJUSTMENTS AND AMENDMENTS

Section 7.1          Adjustment to Shares.

In the event of (i) any subdivision of the Shares into a greater number of Shares, (ii) any consolidation of Shares into a lesser number of Shares, (iii) any reclassification, reorganization or other change affecting the Shares, (iv) any merger, amalgamation or consolidation of the Company with or into another corporation, or (iv) any distribution to all holders of Shares or other securities in the capital of the Company, of cash, evidences of indebtedness or other assets of the Company (excluding an ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Company or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit) or any transaction or change having a similar effect, then the Board shall in its sole discretion, subject to the required approval of any Stock Exchange, determine the appropriate adjustments or substitutions to be made in such circumstances in order to maintain the economic rights of the Participant in respect of such Award in connection with such occurrence or change, including, without limitation:

(a)	adjustments to the exercise price of such Award without any change in the total price applicable to the unexercised portion of the Award;

(b)	adjustments to the number of Shares to which the Participant is entitled upon exercise of such Award; or

(c)	adjustments to the number or kind of Shares reserved for issuance pursuant to the Plan.

Section 7.2          Change of Control.

(1)	In the event of a potential Change of Control, the Board shall have the power, in its sole discretion, to modify the terms of this Plan and/or the Awards to assist the Participants to tender into a takeover bid or to participate in any other transaction leading to a Change of Control.

(2)	If the Company completes a transaction constituting a Change of Control and within twelve (12) months following the Change of Control (i) a Participant who was also an officer or employee of, or Consultant to, the Company prior to the Change of Control has their position, employment or consulting agreement terminated, or the Participant is constructively dismissed, or (ii) a Non-Employee Director ceases to act in such capacity, then all unvested RSUs shall immediately vest and shall be paid out, and all unvested Options shall vest and become exercisable. Any Options that become exercisable pursuant to this Section 7.2(2) shall remain open for exercise until the earlier of their expiry date as set out in the Award Agreement and the date that is 90 days after such termination or dismissal.

(3)	Notwithstanding any other provision of this Plan, this Section 7.2 shall not apply with respect to any DSUs held by a Participant where such DSUs are governed under paragraph 6801(d) of the regulations under the Tax Act or any successor to such provision.

Section 7.3          Amendment or Discontinuance of the Plan.

(1)	The Board may suspend or terminate the Plan at any time. Notwithstanding the foregoing, any suspension or termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Tax Act or any successor to such provision.

(2)	The Board may from time to time, in its absolute discretion and without approval of the shareholders of the Company amend any provision of this Plan, subject to any regulatory or stock exchange requirement at the time of such amendment, including, without limitation:

(i)	any amendment to the general vesting provisions, if applicable of the Awards;

(ii)	any amendment regarding the effect of termination of a Participant’s employment or engagement;

(iii)	any amendment which accelerates the date on which any Option may be exercised under the Plan;

(iv)	any amendment necessary to comply with applicable law or the requirements of the TSX or any other regulatory body;

(v)	any amendment of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan;

(vi)	any amendment regarding the administration of the Plan;

(vii)	any amendment to add provisions permitting the grant of Awards settled otherwise than with Shares issued from treasury, a form of financial assistance or clawback, and any amendment to a provision permitting the grant of Awards settled otherwise than with Shares issued from treasury, a form of financial assistance or clawback which is adopted; and

(viii)	any other amendment that does not require the approval of the shareholders of the Company under Section 7.3(3)(b).

(3)	Notwithstanding Section 7.3(2):

(a)	no such amendment shall alter or impair the rights of any Participant, without the consent of such Participant except as permitted by the provisions of the Plan;

(b)	the Board shall be required to obtain shareholder approval to make the following amendments:

(i)	any increase to the maximum number of Shares issuable under the Plan, except in the event of an adjustment pursuant to Article 7;

(ii)	any amendment that extends the term of Options beyond the original expiry date;

(iii)	any amendment which extends the expiry date of any Award, or the Restriction Period, or the Performance Period of any RSU beyond the original expiry date or Restriction Period or Performance Period;

(iv)	except in the case of an adjustment pursuant to Article 7, any amendment which reduces the exercise price of an Option or any cancellation of an Option and replacement of such Option with an Option with a lower exercise price;

(v)	any amendment which increases the maximum number of Shares that may be (i) issuable to Insiders at any time; or (ii) issued to Insiders under the Plan and any other proposed or established Share Compensation Arrangement in a one-year period, except in case of an adjustment pursuant to Article 7;

(vi)	any amendment to the definition of an Eligible Participant under the Plan; and

(vii)	any amendment to the amendment provisions of the Plan.

(4)	Notwithstanding the foregoing, any amendment of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Tax Act or any successor to such provision.

ARTICLE 8

MISCELLANEOUS

Section 8.1          Use of an Administrative Agent and Trustee.

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent or trustee to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Company and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

Section 8.2          Tax Withholding.

(1)	Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of such withholdings, including in respect of applicable taxes and source deductions, as the Company determines. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding may be satisfied in such manner as the Company determines, including by (a) having the Participant elect to have the appropriate number of such Shares sold by the Company, the Company’s transfer agent and registrar or any trustee appointed by the Company pursuant to Section 8.1 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Company, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or determined by the Company as appropriate.

(2)	Notwithstanding Section 8.2(1), the applicable tax withholdings may be waived where a Participant directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which subsection 100(3) of the regulations made under the Tax Act apply.

Section 8.3          US Tax Compliance.

(1)	DSU Awards granted to U.S. Participants are intended to be comply with, and Option and RSU Awards granted to U.S. Participants are intended to be exempt from, all aspects of Section 409A of the U.S. Tax Code and related regulations (“Section 409A”). Notwithstanding any provision to the contrary, all taxes associated with participation in the Plan, including any liability imposed by Section 409A, shall be borne by the U.S. Participant.

(2)	For purposes of interpreting and applying the provisions of any DSU or other Award to subject to Section 409A, the term “termination of employment” or similar phrase will be interpreted to mean a “separation from service,” as defined under Section 409A, provided, however, that with respect to an Award subject to the Tax Act, if the Tax Act requires a complete termination of the employment relationship to receive the intended tax treatment, then “termination of employment” will be interpreted to only include a complete termination of the employment relationship.

(3)	If payment under any DSU or other Award subject to Section 409A is in connection with the U.S. Participant’s separation from service, and at the time of the separation from service the Participant is subject to the U.S. Tax Code and is considered a “specified employee” (within the meaning of Section 409A), then any payment that would otherwise be payable during the six-month period following the separation from service will be delayed until after the expiration of the six-month period, to the extent necessary to avoid taxes and penalties under Section 409A, provided that any amounts that would have been paid during the six-month period may be paid in a single lump sum on the first day of the seventh month following the separation from service.

Section 8.4          Clawback.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). Without limiting the generality of the foregoing, the Board may provide in any case that outstanding Awards (whether or not vested or exercisable) and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound, or (ii) any policy adopted by the Company applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Board may require forfeiture and disgorgement to the Company of outstanding Awards and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including and any related policy adopted by the Company. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Board, and to cause any and all permitted transferees of the Participant to cooperate fully with the Board, to effectuate any forfeiture or disgorgement required hereunder. Neither the Board nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 8.4.

Section 8.5          Securities Law Compliance.

(1)	The Plan (including any amendments to it), the terms of the grant of any Award under the Plan, the grant of any Award and exercise of any Option, and the Company’s obligation to sell and deliver Shares in respect of any Awards, shall be subject to all applicable federal, provincial, state and foreign laws, rules and regulations, the rules and regulations of applicable Stock Exchanges and to such approvals by any regulatory or governmental agency as may, as determined by the Company, be required. The Company shall not be obliged by any provision of the Plan or the grant of any Award hereunder to issue, sell or deliver Shares in violation of such laws, rules and regulations or any condition of such approvals.

(2)	No Awards shall be granted in the United States and no Shares shall be issued in the United States pursuant to any such Awards unless such Shares are registered under the U.S. Securities Act and any applicable state securities laws or an exemption from such registration is available. Any Awards granted in the United States, and any Shares issued pursuant thereto, will be “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act). Any certificate or instrument representing Awards granted in the United States or Shares issued in the United States pursuant to such Awards pursuant to an exemption from registration under the U.S. Securities Act and applicable state securities laws shall bear substantially the following legend restricting transfer under applicable United States federal and state securities laws:

THE SECURITIES REPRESENTED HEREBY [and for Awards, the following will be added: AND THE SECURITIES ISSUABLE PURSUANT HERETO] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (1) RULE 144 THEREUNDER, IF AVAILABLE, OR (2) RULE 144A THEREUNDER, IF AVAILABLE, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN CONNECTION WITH ANY TRANSFERS PURSUANT TO (C)(1) OR (D) ABOVE, THE SELLER HAS FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THAT EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

(3)	No Awards shall be granted, and no Shares shall be issued, sold or delivered hereunder, where such grant, issue, sale or delivery would require registration of the Plan or of the Shares under the securities laws of any jurisdiction or the filing of any prospectus for the qualification of same thereunder, and any purported grant of any Award or purported issue or sale of Shares hereunder in violation of this provision shall be void.

(4)	The Company shall have no obligation to issue any Shares pursuant to this Plan unless upon official notice of issuance such Shares shall have been duly listed with a Stock Exchange. Shares issued, sold or delivered to Participants under the Plan may be subject to limitations on sale or resale under applicable securities laws.

(5)	If Shares cannot be issued to a Participant upon the exercise of an Option due to legal or regulatory restrictions, the obligation of the Company to issue such Shares shall terminate and any funds paid to the Company in connection with the exercise of such Option will be returned to the applicable Participant as soon as practicable.

Section 8.6          Reorganization of the Company.

The existence of any Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, reclassification, recapitalization, reorganization or other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

Section 8.7          Quotation of Shares.

So long as the Shares are listed on one or more Stock Exchanges, the Company must apply to such Stock Exchange or Stock Exchanges for the listing or quotation, as applicable, of the Shares underlying the Awards granted under the Plan, however, the Company cannot guarantee that such Shares will be listed or quoted on any Stock Exchange.

Section 8.8          No Fractional Shares.

No fractional Shares shall be issued upon the exercise or vesting of any Award granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise or vesting of such Award, or from an adjustment permitted by the terms of this Plan, such Participant shall only have the right to purchase or receive, as the case may be, the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Section 8.9           Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Section 8.10          Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

Section 8.11           Effective Date of the Plan

The Plan was ratified by the shareholders of the Company and shall take effect on June 25, 2019.